Exhibit 10.1

ACELL, INC.

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Second Amended and Restated Investor Rights Agreement (this “Agreement”) is made and entered into as of April 12, 2011 by and among ACell, Inc., a Delaware corporation (the “Company”),  and the parties listed on the Schedule of Investors attached hereto as Exhibit A (each, an “Investor” and, collectively, the “Investors”).

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s outstanding capital stock and possess registration rights, information rights, rights of first offer, and other rights pursuant to an Amended and Restated Investors’ Rights Agreement dated as of July 21, 2005 between the Company and such Investors (the “Prior Agreement”);

WHEREAS, the Existing Investors are holders of at least a majority of the outstanding Shares (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement; and

WHEREAS, certain of the Investors are parties to that certain Series D Preferred Stock Purchase Agreement of even date herewith between the Company and certain of the Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement by such Investors, Existing Investors holding at least a majority of outstanding Shares (as defined in the Prior Agreement), and the Company.

NOW, THEREFORE, the Existing Investors hereby agree that the Prior Agreement shall be amended and restated, and the parties to this Agreement further agree as follows:

1.             DEFINITIONS.

As used herein the following terms shall have the following meanings.

(a)           “Affiliate” means with respect to any Person, (i) each other Person that, directly or indirectly, owns or controls, whether beneficially or, as a trustee, guardian or other fiduciary, more than fifty percent (50%) or more of the ordinary voting power in the election of directors of such Person, (ii) each Person that directly or indirectly controls, is controlled by or is under common control with such person or any Affiliate of such Person, (iii) each of such Person’s officers, directors, joint ventures and partners, and (iv) the spouse, each sibling and each lineal descendant and ascendant of any such Person or Affiliate of such Person.

(b)           “Common Stock” means the Company’s Common Stock, par value $0.001 per share.

(c)           “Equity Securities” means any shares of capital stock or other equity securities of the Company, whether now or hereafter issued, including, without limitation, any options, warrants or other rights convertible into, or exercisable or exchangeable for, any shares of capital stock or other equity securities of the Company.

(d)           “Holder” means any person owning of record Registrable Securities that have not been sold to the public or pursuant to Rule 144 promulgated under the Securities Act or any permitted assignee of record of such Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with this Agreement.

(e)           “Person” means any individual, sole proprietorship, partnership (including a limited partnership), joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, limited liability company, joint stock company, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or any other business entity.

(f)            “Qualified IPO” means the consummation of an underwritten registered public offering of its shares of Common Stock with aggregate gross proceeds to the Company of not less than Thirty Million Dollars ($30,000,000).

(g)           “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act of 1933, as amended, (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement.

(h)           “Registrable Securities” means: (i) any Common Stock issuable or issued upon conversion of the Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock and (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above.  Notwithstanding the foregoing,  “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights are not assigned in accordance with this Agreement or any Registrable Securities sold in a public offering, whether sold pursuant to Rule 144 promulgated under the Securities Act, or in a registered offering, or otherwise.

(i)            “Registrable Securities then outstanding” shall mean the number of shares of Common Stock of the Company that are Registrable Securities and are then issued and outstanding.

(j)            “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(k)           “Series A Preferred Stock” means the Company’s Series A Convertible Preferred Stock, par value $0.001 per share.

(l)            “Series B Preferred Stock” means the Company’s Series B Convertible Preferred Stock, par value $0.001 per share.

(m)          “Series C Preferred Stock” means the Company’s Series C Convertible Preferred Stock, par value $0.001 per share.

(n)           “Series D Preferred Stock” means the Company’s Series D Convertible Preferred Stock, par value $0.001 per share.

(o)           “Shares” means the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

2.             INFORMATION RIGHTS.

2.1          Information and Inspection Rights.  The Company covenants and agrees that, commencing on the date of this Agreement, for so long as an Investor holds any Shares, the Company will deliver to such Investor:  (a) unaudited annual financial statements within 90 days after the end of each fiscal year, (b) unaudited quarterly financial statements within 45 days of the end of each fiscal quarter and (c) management narrative reports in connections therewith. In addition, for so long as such Investor holds at least 2,500,000 shares of Registrable Securities (as adjusted for any stock split, stock dividend, combination or other reclassification effected after the date hereof), the Company covenants and agrees to provide upon the written request by such Investor, such other information as the Investor may reasonably request.  These information rights shall terminate upon the earliest of:  (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company to the public; (ii) the effective date of the registration of the Company’s Common Stock under Section 12(g) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than in connection with the public offering described in the preceding clause (i); or (iii) the date when less than fifty percent (50%) of the Shares remain outstanding.

3.             REGISTRATION RIGHTS.

3.1          Demand Registration.

(a)           Request by Holders.  If the Company shall at any time after the earlier of (i) nine (9) months after the effective date of a Qualified IPO or (ii) the third anniversary of the date hereof, receive a written request from holders of not less than fifty (50%) percent of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 3.1, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that Holders request to be registered and included in such registration by written notice given such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 3.1; provided that the Company shall not be obligated to effect any such registration if the Company has, within the 180 day period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 3.1, or in which the Holders had an opportunity to participate pursuant to the provisions of Section 3.2, other than a registration from which the Registrable Securities of Holders have been excluded

(with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3.2(a).

(b)           Underwriting.  If the Holders initiating the registration request under this Section 3.1 (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3.1 and the Company shall include such information in the written notice referred to in subsection 3.1(a).  In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company.  Notwithstanding any other provision of this Section 3.1, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration.  Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

If any Holder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company, the underwriter and the other participating Holders.  The Registrable Securities so withdrawn shall also be withdrawn from the registration.  If by the withdrawal of such Registrable Securities a greater number of Registrable Securities held by other Holders may be included in such registration (up to the maximum of any limitation imposed by the underwriters), then the Company shall offer to all Holders who have included Registrable Securities in the registration the right to include additional Registrable Securities in the same proportion used in determining the underwriter limitation in this Section 3.1(b).

If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include securities for its own account (or for the account of other shareholders) in such registration if the underwriter so agrees and if the number of Registrable Securities that would otherwise have been included in such registration and underwriting will not thereby be limited.

(c)           Maximum Number of Demand Registrations.  The Company shall be obligated to effect only one (1) such registrations pursuant to this Section 3.1.

(d)           Deferral.  Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 3.1, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

(e)           Expenses.  All expenses incurred in connection with any registration pursuant to this Section 3.1, including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company (but excluding underwriters’ discounts and commissions relating to shares sold by the Holders and legal fees of counsel for the Holders), shall be borne by the Company.  Each Holder participating in a registration pursuant to this Section 3.1 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all discounts, commissions or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 3.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use of Holders one (1) demand registration pursuant to this Section 3.1 (in which case such registration shall constitute the use by all Holders of Registrable Securities of their one (l) demand registration); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to this Section 3.1.

(f)            Limitations on Demand Registrations.  The Company shall not be obligated to take any action to effect any such registration, qualification or compliance pursuant to this Section 3.1.

(i)            In any jurisdiction in which the Company would be required to qualify as a dealer in securities under the securities or blue sky laws of such jurisdiction or in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance;

(ii)           If, after the Company gives the notice specified in Section 3.1(a), the Holders propose to sell a number of Registrable Securities having an aggregate proposed offering price of less than ten million dollars ($10,000,000); or

(iii)          During the period starting sixty (60) days prior to or ninety (90) days following the effective date of a registration statement pertaining to an underwritten public offering of securities initiated by the Company for its own account (other than a registration on

Form S-4 relating solely to an SEC Rule 145 transaction or a registration relating solely to employee benefit plans); provided that the Company is actively employing in good faith all reasonable efforts to cause such registration to become effective.

3.2          Piggyback Registrations.  The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3.1 of this Agreement or to any employee benefit plan or a corporate reorganization) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder.  Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement.  If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)           Underwriting.  If a registration statement under which the Company gives notice under this Section 3.2 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities.  In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein.  All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting.  Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first to the Company, and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of Registrable Securities then held by each such Holder; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of Registrable Securities for which inclusion has been requested, except in the case of a Qualified IPO, in which case all Registrable Securities may be excluded.  If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement.  Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.  For any Holder that is a partnership, the Holder and the partners and retired partners of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons, and for any Holder that is a corporation, the Holder and all corporations that are affiliates of such Holder, shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b)           Expenses.  All expenses incurred in connection with a registration pursuant to this Section 3.2 (excluding underwriters’ and brokers’ discounts and commissions relating to shares sold by the Holders and legal fees of counsel for the Holders), including, without limitation all federal and “blue sky” registration, filing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company, shall be borne by the Company.

(c)           Not Demand Registration.  Registration pursuant to this Section 3.2 shall not be deemed to be a demand registration as described in Section 3.1 above.  Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.2.

3.3          Registration Procedures.  Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a)           Registration Statement.  Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, provided, however, that the Company shall not be required to keep any such registration statement effective for more than ninety (90) days.

(b)           Amendments and Supplements.  Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)           Prospectuses.  Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d)           Blue Sky.  Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)           Underwriting.  In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)            Notification.  Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)           Opinion.  Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

3.4          Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.1 or 3.2 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

3.5          Indemnification.  In the event any Registrable Securities are included in a registration statement under Sections 3.1 or 3.2:

(a)           By the Company.  To the extent permitted by law; the Company will indemnify and hold harmless each Holder, the partners, officers and directors of each Holder, any underwriter (as determined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended, (the “1934 Act”), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i)            any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or

(ii)           the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading;

and the Company will reimburse each such Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 3.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, underwriter or controlling person of such Holder.

(b)           By Selling Holders.  To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the 1934 Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the 1934 Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action: provided, however, that the indemnity agreement contained in this subsection 3.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that the total amounts payable in indemnity by a Holder under this Section 3.5(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c)           Notice.  Promptly after receipt by an indemnified party under this Section 3.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 3.5 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnified party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.5.

(d)           Defect Eliminated in Final Prospectus.  The foregoing indemnity agreements of the Company and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the registration statement in question becomes effective or the amended prospectus filed with the SEC pursuant to SEC Rule 424(b) (the “Final Prospectus”), such indemnity agreement shall not inure to the benefit of any person if a copy of the Final Prospectus was timely furnished to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(e)           Contribution.  In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any Holder exercising rights under this Agreement, or any controlling person of any such Holder, makes a claim for indemnification pursuant to this Section 3.5 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.5 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any such selling Holder or any such controlling person in circumstances for which indemnification is provided under this Section 3.5; then, and in each such case, the Company and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (A) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

3.6          Termination of the Company’s Obligations.  The Company shall have no obligations pursuant to Sections 3.1 and 3.2 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 3.1 or 3.2 more than five (5) years after a Qualified IPO, or, if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold under Rule 144 in one transaction without exceeding the volume limitations thereunder.

3.7          “Market Stand-Off” Agreement.  Each Holder hereby agrees that it shall not, to the extent reasonably requested by the Company and an underwriter of Common Stock (or other securities) of the Company, sell or otherwise transfer or dispose (other than to donees who agree to be similarly bound) of any Registrable Securities during the one hundred eighty (180) day period following the effective date of a registration statement of the Company filed under the Act; provided, however, that:

(a)           such agreement shall be applicable only to the first such registration statement of the Company which covers shares (or securities) to be sold on its behalf to the public in an underwritten offering; and

(b)           all Stockholders and officers of the Company enter into and continue to be bound by such agreements.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such 180 day period.

4.             CO-SALE RIGHTS.

(a)           If any Investor (the “Selling Stockholder(s)”), acting individually, together or pursuant to a common plan, propose to sell, directly or indirectly, other than a transfer to an Affiliate of the Selling Stockholder(s), shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock (collectively, the “Securities”), then all other Investors (collectively, the “Rights Holders” for purposes of Section 4 and 5) shall have the right to participate in such sale to the extent provided in this Section 4.

(b)           Pro Rata Share.  A Rights Holder’s “Pro Rata Share” for purposes of Sections 4 and 5 is the ratio of (i) the number of shares of Common Stock then held by such Rights Holder plus the number of shares of Common Stock into which such Rights Holder ‘s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are then convertible, bears to (ii) the total number of shares of Common Stock then outstanding plus the number of shares of Common Stock issuable upon conversion of all the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock then outstanding.

(c)           Not less than thirty (30) days prior to any proposed sale, the Selling Stockholder(s) shall give all other Rights Holders written notice of the proposed sale, which notice shall include the name of the proposed transferee, the number of Securities which the Selling Shareholder(s) intend to sell (the “Tag Along Amount”) and the terms and conditions of the proposed transfer (the “Tag Along Notice”).  If any Rights Holders wish to participate in a sale pursuant to a valid Tag Along Notice, such Rights Holders shall give the Selling Stockholder(s) and the Company written notice of its election to participate not later than fifteen (15) days prior to the proposed sale, specifying the number of Securities that the Rights Holder desires to sell.

(d)           If any Rights Holders elect to participate in a sale pursuant to a valid Tag Along Notice (the “Electing Stockholder”), the Selling Stockholder(s) shall not sell any Securities in such transaction unless the purchaser thereof at the same time purchases from such Electing Stockholder (on the same terms and conditions as stock is to be purchased from the Selling

Stockholder(s)), at least that number of Securities equal to the lesser of: (i) the total number of Securities which the Electing Stockholder desires to sell; or (ii) the Electing Stockholder’s Pro Rata Share.

5.             RIGHT OF FIRST OFFER.

(a)           Right of First Offer.  Subject to the terms and conditions contained in this Section 5, each Rights Holder hereby grants to all other Rights Holders a right of first offer to purchase a Pro Rata Share of any Securities, provided, however, that any sale or proposed sale of Securities of a Selling Stockholder may be freely sold to any Affiliate of such Selling Stockholder and shall not be subject to this Right of First Offer.  Any portion of the Securities proposed to be sold and not purchased pursuant to the Right of First Offer may be sold to any third party.

(b)           Notice of Right.  The Selling Stockholder shall give written notice to all other Rights Holders, describing the Securities, the price and material terms of the proposed sale (a “Notice of Sale”).  All Rights Holders shall have ten (10) business days from the date of receipt of the Notice of Sale to agree to purchase all or none of their respective Pro Rata Share, for the price and upon the terms specified in the Notice of Sale, by giving written notice to the Selling Stockholder (the “Election Notice”).

(c)           Exercise of Right.  If one or more Rights Holders exercises the Right of First Offer hereunder (the “Purchasing Stockholders”), the closing of the purchase of the Securities with respect to which such right has been exercised shall take place within sixty (60) days from the date of receipt by the Selling Stockholder of the Election Notice, which period of time shall be extended in order to comply with applicable laws and regulations.  Upon exercise of such Right of First Offer, the Purchasing Stockholders and the Selling Stockholders shall be legally obligated to consummate the purchase contemplated thereby and shall use their best efforts to secure any approvals required in connection therewith.

(d)           Lapse and Reinstatement of Right.  In the event no Rights Holder exercises the Right of First Offer provided in this Section 5 within the ten (10) business day period of Section 5(b), the Selling Stockholder shall have one-hundred and eighty (180) days thereafter to sell the Securities not elected to be purchased by such Rights Holders at the price and upon the terms no more favorable to the purchasers of such Securities than specified in the Notice of Sale.  In the event the Selling Stockholder has not sold the Securities or entered into a binding agreement to sell the Securities within said one-hundred and eighty (180) day period, the Selling Stockholder shall not thereafter issue or sell any Securities without first offering such shares to the Stockholders and Investors in accordance with this Section 5.

In the event no Rights Holder exercises the Right of First Offer provided in this Section 5 within the ten (10) business day period of Section 5(b), the Selling Stockholder shall have one-hundred and eighty (180) days thereafter to sell the Securities not elected to be purchased by such Rights Holders at the price and upon the terms no more favorable to the purchasers of such Securities than specified in the Notice of Sale.  In the event the Selling Stockholder has not sold the Securities or entered into a binding agreement to sell the Securities within said one-hundred and eighty (180) day period, the Selling Stockholder shall not thereafter issue or sell any

Securities without first offering such shares to the Stockholders and Investors in accordance with this Section 5.

6.             PERMITTED TRANSFERS.

(a)           Anything herein to the contrary notwithstanding, the provisions of Sections 4 and 5 shall not apply to:  (i) any transfer of Securities by an Investor by gift or bequest or through inheritance to, or for the benefit of, any member or members of his or her immediate family (which shall include any spouse, lineal ancestor or descendant or sibling) or to a trust, partnership or limited liability company for the benefit of such members, (ii) any transfer of Securities by an Investor to a trust in respect of which he or she serves as trustee, provided that the trust instrument governing said trust shall provide that such Investor, as trustee, shall retain sole and exclusive control over the voting and disposition of said Shares until the termination of this Agreement or (iii) any transfer of Securities by an Investor to an Affiliate of such Investor.

(b)           In the event of any such transfer, the transferee of the Securities shall hold the Securities so acquired with all the rights conferred by, and subject to all the restrictions imposed by this Agreement.

7.             INTENTIONALLY OMITTED.

8.             ACTIONS REQUIRED BY THE EXISTING STOCKHOLDERS.

Each Investor shall vote all Equity Securities of the Company over which such Investor has voting control and shall take all other necessary or desirable actions within such Investor’s control (whether in his capacity as a stockholder, director, member of a Board committee or officer of the Company or otherwise) and the Company shall take all necessary and desirable actions within its control to effect each of the following:

(a)           the sale, transfer or other disposition of all or substantially all of the assets of the Company in the event that the transaction is approved by the Board of Directors and the holders of at least a majority of the Securities, voting together as a single class on an as-converted basis; or

(b)          the merger or consolidation of the Company with any other Person (other than a wholly-owned subsidiary of the Company) in the event that the transaction is approved by the Board of Directors and the holders of at least a majority of the Securities, voting together as a single class on an as-converted basis.

9.             ASSIGNMENT AND AMENDMENT.

9.1          Assignment.  Notwithstanding anything herein to the contrary:

(a)           Information Rights.  The rights of the Investors under Section 2.1 are transferable to any successor and permitted assigns of the parties ; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 9.

(b)           Registration Rights.  The registration rights of the Investors under Section 3 hereof may be assigned only to the benefit of a transferee of Registrable Securities if (i) there is transferred to such transferee at least 20% of the total Registrable Securities held by the transferor of such transferee or (ii) such transferee is a partner, shareholder or affiliate of a party hereto; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 9.

(c)           Co-Sale Rights and Rights of First Refusal.  The rights of the Investors under Sections 4 and 5 hereof are fully assignable; provided, however, that any such assignee shall receive such assigned rights subject to all applicable terms and conditions of this Agreement, including without limitation the provisions of this Section 9.

9.2          Amendment of Rights.  Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (i) the Company and (ii) holders of a majority of the outstanding Shares.  Notwithstanding the foregoing, (i) an amendment to Section 3 hereto requires only the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding and (ii) an amendment to Section 7 or 8 hereto requires only the written consent of the Company and the holders of a majority of the Shares then outstanding.  Any amendment or waiver effected in accordance with this Section 9.2 shall be binding upon all parties to this Agreement.

10           GENERAL PROVISIONS.

10.1        Notices.  Any notices given under this Agreement shall be given to the address of record of each party hereto, as indicated on the signature page hereto.

10.2        Termination of Prior Agreement.  The Existing Stockholders agree that the Prior Agreement is hereby terminated and replaced in its entirety by this Agreement and the Existing Stockholders further agree that, pursuant to Section 10 of the Prior Agreement, their signature hereto shall serve as the consent required thereunder.

10.3        Termination of Rights.  The rights and obligations of Investors in Sections 4, 5 and 7 shall terminate upon the earlier to occur of (i) a Qualified IPO and (ii) any merger or consolidation of the Company into or with another corporation (except one in which a majority of the voting power of the capital stock of the Company immediately prior to such merger or consolidation continues to represent at least a majority of the voting power of the capital stock of the surviving corporation) or any sale of all or substantially all of the assets of the Company.

10.4        Entire Agreement.  This Agreement, together with all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

10.5        Governing Law.  This Agreement shall be governed by and construed exclusively in accordance with the internal laws of the State of Delaware, excluding that body of law relating to conflict of laws and choice of law.

10.6        Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

10.7        Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

10.8        Successors and Assigns.  Subject to the provisions of Section 9.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

10.9        Captions.  The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

10.10      Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

ACELL, INC.

By:	/s/ James R. DeFrancesco
Name:	James R. DeFrancesco
Title:	Chief Executive Officer

Address:

6640 Eli Whitney Dr.
Columbia, MD 21046

INVESTOR SIGNATURE PAGE

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Investor Rights Agreement (“Agreement”) and shall be entitled to all the benefits, and subject to all of the obligations, thereof.  This page constitutes the signature page for this Agreement and the undersigned hereby authorizes this signature page to be attached to a counterpart of such Agreement executed by the Company.

INVESTOR

Name:

By:
Name:
Title:

Address:

Exhibit A

Investors